Exhibit 99.1

CVS Health Announces Management Team for Combined Company Following

Close of Aetna Acquisition Transaction

Executives of both companies appointed to drive forward future vision

Transaction expected to close in second half of 2018, subject to required regulatory approvals

Woonsocket, RI (June 6, 2018) – CVS Health (NYSE: CVS) today announced the management team that following the close of the Aetna (NYSE: AET) acquisition will lead the combined company into the future. Aetna will operate as a stand-alone business unit within the CVS Health enterprise following the close and will be led by members of their current management team. In addition, members of both the Aetna and CVS Health management teams will play significant roles in the newly combined company. The transaction is expected to close in the second half of 2018, subject to required regulatory approvals. Until the close of the transaction, CVS Health and Aetna will continue to operate as two separate companies.

“We’re very excited to be taking this milestone step in the journey to combine our two great companies,” said CVS Health President and Chief Executive Officer Larry J. Merlo. “The talent of both organizations is reflected in the management team that we are naming today and that will report to me as of the close of the transaction. I look forward to working alongside this outstanding group of individuals as we take on the task of transforming the way health care is delivered in America – engaging consumers with the care they need, when and where they need it, and making the patient and caregiver experience simpler and more affordable.”

Management positions announced today include business unit and shared services leaders as follows:

Business Unit Leadership

Jon Roberts will continue to serve as Executive Vice President and Chief Operating Officer for CVS Health with operational oversight for CVS Pharmacy, CVS Caremark and Omnicare.

Karen S. Lynch, currently President of Aetna, will serve as Executive Vice President of CVS Health and President for the Aetna business unit.

Fran S. Soistman will continue to serve in his current position of Executive Vice President and Head of Government Services for Aetna, leading the Medicare, Medicaid and Federal Plans businesses reporting to Lynch.

Alan M. Lotvin, M.D., currently Executive Vice President of Specialty Pharmacy for CVS Caremark, has been named Executive Vice President, Transformation, with oversight of the portfolio of business transformation initiatives for the combined company.

Richard di Benedetto will continue to serve in his current position of President of Aetna International.

Shared Service Leadership

Shawn M. Guertin, currently Executive Vice President, Chief Financial Officer and Chief Enterprise Risk Officer for Aetna, will assume the position of Executive Vice President and Chief Financial Officer for CVS Health. In this role, Guertin will have oversight of Investor Relations, Financial Planning and Analysis for the lines of business, Tax and Treasury functions, and Accounting.

Thomas M. Moriarty will continue to serve as Executive Vice President, Chief Policy and External Affairs Officer and General Counsel for CVS Health. Moriarty’s responsibilities include Government Affairs, Corporate Communications and Legal.

Troyen A. Brennan, M.D., M.P.H. will continue to serve as Executive Vice President and Chief Medical Officer for CVS Health. Brennan provides oversight for clinical and medical affairs and health care services.

Rick M. Jelinek, currently Executive Vice President, Head of Enterprise Strategy for Aetna, will be appointed Executive Vice President, CVS Health. In this role following the close of the transaction, Jelinek will continue to co-lead the combined company’s integration efforts alongside Josh Flum, Executive Vice President of Enterprise Strategy and Corporate Development for CVS Health.

Lisa Bisaccia will continue to serve as Executive Vice President and Chief Human Resources Officer. In addition to leading the Human Resources organization, Bisaccia will provide strategic oversight for the combined company’s corporate social responsibility and philanthropic activities.

Also as part of the transition of the organizations, several executives from both CVS Health and Aetna will be departing. David Denton, who currently serves as CVS Health’s Chief Financial Officer has elected to depart the company at the close. Similarly, Aetna executives Steven B. Kelmar, Executive Vice President, Corporate Affairs; Thomas J. Sabatino, Jr., Executive Vice President and General Counsel; and Thomas W. Weidenkopf, Executive Vice President and Chief Human Resources Officer, will remain in their roles until the close of the transaction.

To assist with the transition following the close, Aetna executives Harold L. Paz, M.D., M.S., Executive Vice President and Chief Medical Officer, and Meg McCarthy, Executive Vice President, Operations and Technology, will remain with the organization for a period of time.

“I would like to extend my thanks and gratitude to all of these individuals who have so ably served both organizations during a time when the health care marketplace has been changing dynamically,” said Merlo. “I am especially grateful to Dave Denton for his leadership and contributions during nearly 20 years serving CVS Health – from the company it was to the company it has become. Dave has been a driving force behind the growth of CVS Health and I wish him all the best.”

As previously disclosed, upon the closing of the transaction, three of Aetna’s directors, including Aetna’s Chairman and CEO Mark T. Bertolini, will be added to the CVS Health Board of Directors.

About CVS Health

CVS Health is a pharmacy innovation company helping people on their path to better health. Through its more than 9,800 retail locations, more than 1,100 walk-in medical clinics, a leading pharmacy benefits manager with approximately 94 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year, expanding specialty pharmacy services, and a leading stand-alone Medicare Part D prescription drug plan, the company enables people, businesses and communities to manage health in more affordable and effective ways. This unique integrated model increases access to quality care, delivers better health outcomes and lowers overall health care costs. Find more information about how CVS Health is shaping the future of health at https://www.cvshealth.com.

Investor Contact:

Mike McGuire

(401) 770-4050

michael.mcguire@cvshealth.com

Media Contact:

Carolyn Castel

Carolyn.Castel@CVSHealth.com

401-770-5717

No Offer or Solicitation

This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

In connection with the proposed transaction between CVS Health Corporation (“CVS Health”) and Aetna Inc. (“Aetna”), CVS Health filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which includes a joint proxy statement of CVS Health and Aetna that also constitutes a prospectus of CVS Health. The registration statement was declared effective by the SEC on February 9, 2018, and CVS Health and Aetna commenced mailing the definitive joint proxy statement/prospectus to stockholders of CVS Health and shareholders of Aetna on or about February 12, 2018, and the special meeting of the stockholders of CVS Health and the shareholders of Aetna was held on March 13, 2018. INVESTORS AND SECURITY HOLDERS OF CVS HEALTH AND AETNA ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the registration statement and the definitive joint proxy statement/prospectus and other documents filed with the SEC by CVS Health or Aetna through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by CVS Health are available free of charge within the Investors section of CVS Health’s Web site at http://www.cvshealth.com/investors or by contacting CVS Health’s Investor Relations Department at 800-201-0938. Copies of the documents filed with the SEC by Aetna are available free of charge on Aetna’s internet website at http://www.Aetna.com or by contacting Aetna’s Investor Relations Department at 860-273-0896.

Cautionary Statement Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of CVS Health or Aetna. This communication may contain forward-looking statements within the meaning of the Reform Act. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “evaluate,” “expect,” “explore,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “view,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond CVS Health’s and Aetna’s control.

Statements in this communication that are forward-looking, including projections as to the closing date for the pending acquisition of Aetna (the “transaction”), the extent of, and the time necessary to obtain, the regulatory approvals required for the transaction, the anticipated benefits of the transaction, the impact of the transaction on CVS Health’s and Aetna’s businesses, the expected terms and scope of the expected financing for the transaction, the ownership percentages of CVS Health’s common stock of CVS Health stockholders and Aetna shareholders at closing, the aggregate amount of indebtedness of CVS Health following the closing of the transaction, CVS Health’s expectations regarding debt repayment and its debt to capital ratio following the closing of the transaction, CVS Health’s and Aetna’s respective share repurchase programs and ability and intent to declare future dividend payments, the number of prescriptions used by people served by the combined companies’ pharmacy benefit business, the synergies from the transaction, and CVS Health’s, Aetna’s and/or the combined company’s future operating results, are based on CVS Health’s and Aetna’s managements’ estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond their control. In particular, projected financial information for the combined businesses of CVS Health and Aetna is based on estimates, assumptions and projections and has not been prepared in conformance with the applicable accounting requirements of Regulation S-X relating to pro forma financial information, and the required pro forma adjustments have not been applied and are not reflected therein. None of this information should be considered in isolation from, or as a substitute for, the historical financial statements of CVS Health and Aetna. Important risk factors related to the transaction could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: the timing to consummate the proposed transaction; the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the risk that a condition to the closing of the proposed transaction may not be satisfied; the outcome of litigation related to the transaction; the ability to achieve the synergies and value creation contemplated; CVS Health’s ability to promptly and effectively integrate Aetna’s businesses; and the diversion of and attention of management of both CVS Health and Aetna on transaction-related issues.

In addition, this communication may contain forward-looking statements regarding CVS Health’s or Aetna’s respective businesses, financial condition and results of operations. These forward-looking statements also involve risks, uncertainties and assumptions, some of which may not be presently known to CVS Health or Aetna or that they currently believe to be immaterial also may cause CVS Health’s or Aetna’s actual results to differ materially from those expressed in the forward-looking statements, adversely impact their respective businesses, CVS Health’s ability to complete the transaction and/or CVS Health’s ability to realize the expected benefits from the transaction. Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on the transaction and/or CVS Health or Aetna, CVS Health’s ability to successfully complete the transaction and/or realize the expected benefits from the transaction. Additional information concerning these risks, uncertainties and assumptions can be found in CVS Health’s and Aetna’s respective filings with the SEC, including the risk factors discussed in “Item 1.A. Risk Factors” in CVS Health’s and Aetna’s most recent Annual Reports on Form 10-K, as updated by their Quarterly Reports on Form 10-Q and future filings with the SEC.

You are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Neither CVS Health nor Aetna assumes any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.

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